EXHIBIT 10.7

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SeD MARYLAND DEVELOPMENT, LLC

This Amended and Restated Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of SeD MARYLAND DEVELOPMENT, LLC, a Delaware limited liability company (the “Company”), is entered into on September 16, 2015, by the parties identified on Schedule B attached hereto (the “Members” and each a “Member”). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A attached hereto.

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), pursuant to that certain Certificate of Formation of the Company filed with the Delaware Secretary of State on October 16, 2014 (the “Certificate of Formation”).

WHEREAS, SeD Ballenger, LLC (“SeD Ballenger”) was the original member of the Company.

WHEREAS, SeD Ballenger entered into that certain Limited Liability Company Agreement dated January 8, 2015 (the “Original LLC Agreement”).

WHEREAS, as of September 25, 2015, SeD Ballenger shall have contributed $12,697,568 to the capital of the Company.

WHEREAS, pursuant to the terms and conditions of that certain Membership Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among the Company, SeD Ballenger and CNQC Maryland Development LLC, a Delaware limited liability company (“CNQC”), CNQC has purchased from the Company a newly issued Interest in the Company (the “Purchased Interest”) representing 16.45% of the outstanding Interests in the Company, in exchange for the payment by CNQC to the Company of US$2,500,000 in cash on September 25, 2015.

WHEREAS, the Members wish to enter into this Agreement to amend and restate the Original LLC Agreement in its entirety and to set forth the terms and conditions that will govern their relationship with respect to the Company and operation of the Company’s business.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Company and undersigned Members hereby agree that the Original LLC Agreement is amended and restated in its entirety as follows:

AGREEMENT

1. Name. The name of the limited liability company is “SeD Maryland Development, LLC.”

2. Principal Business Office. The principal office of the Company in the United States shall be at such place as the Company may designate, which need not be in the State of Delaware, and the Company shall maintain records there as required by the Delaware Act and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Board of Managers may designate from time to time, upon approval of at least a majority of the Managers.

3. Registered Office. The address of the registered office of the Company in the State of Delaware is 16182 Coastal Highway, Lewes, DE 19958.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Harvard Business Service, 16182 Coastal Highway, Lewes, DE 19958.

5. Members.

(a) The mailing address of each Member is set forth on Schedule B attached hereto.

(b) The Members may act by unanimous written consent in lieu of a meeting.

6. Certificates. The Certificate of Formation of the Company, and each other certificate of or relating to the Company, filed on or prior the date hereof with the Secretary of State of the State of Delaware, have been executed, delivered and filed by an “authorized person” of the Company within the meaning of the Act. The execution, delivery and filing of the Certificate of Formation of the Company and each other certificate of or relating to the Company filed on or prior the date hereof with the Secretary of State of the State of Delaware are hereby expressly approved, ratified and confirmed in all respects. Upon the execution of this Agreement, each of Charles Mackenzie, Tung Moe Chan and Jeffrey Busch shall be designated as an “authorized person” and shall continue as a designated “authorized person” within the meaning of the Act, unless the Board of Managers authorize, upon approval of at least a majority of the Managers, a change in the authorized persons. An “authorized person” shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

7. Purposes.

(a) The business of the Company shall be to acquire, own, develop, hold, operate, maintain, manage, sell, mortgage, finance, pledge, convey, lease and otherwise encumber and in any manner deal with that certain land consisting of approximately 197 acres known as Parcels 53, 54 and 243 on Tax Map 86 in Frederick County, Maryland, together with the buildings, structures, and improvements thereon erected and/or to be erected thereon and all appurtenances thereof and interests therein, and any personal property located thereon or used in connection therewith, known as Ballenger Run, and being more particularly described in Exhibit A attached hereto and made a part hereof (collectively, the “Property”), and to carry on all such other business incidental to and not inconsistent with the general purposes herein set forth.

(b) Subject to the approval rights of the SeD Ballenger set forth herein and the Board of Managers set forth in Section 10(f) below, the Management Company or any authorized person designated or appointed pursuant to a resolution adopted by the Board of Managers, upon approval of at least a majority of the Managers, (individually an “Authorized Signatory”), may enter into, execute and perform (i) the Basic Documents and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto and any resolution relating to the Basic Documents, and (ii) any and all agreements, documents, instruments and any additions to, deletions from, changes in, or amendments thereto and do or cause to be done any and all acts and things, as such Authorized Signatory shall deem necessary, appropriate or desirable, in the best interests of the Company. Any Authorized Signatory executing documents on behalf of the Company may execute such documents using such person’s title, or in lieu of any title, the designation “Authorized Signatory.” The foregoing shall not be deemed a restriction on the power and authority of the Board of Managers to execute documents or take other actions on behalf of the Company so long as duly approved by at least a majority of the Managers.

8. Development of Project.

(a) Development of the Project. The Board of Managers shall take such actions as shall be required to cause either the Company or the Management Company (as defined in Section 9(b) below) to perform and complete the construction and other development work as contemplated and/or required under the NVR Purchase and Sale Agreements, or any other construction company selected by the Board of Managers (the “Development Work”), substantially in accordance with the Project Plan, at a cost to the Company not exceeding the total cost set forth in the Budget, in a manner consistent with this Agreement and all applicable laws, ordinances, rules, regulations or requirements (including, without limitation, those with respect to discrimination) of governmental authorities, and in compliance with any covenants, conditions or restrictions affecting all or any portion of the Property.

(b) Project Plan and Budget. The Board of Managers shall take such actions as shall be required to cause either the Company or the Management Company to prepare (i) a project plan for the acquisition and development of the Property and the timely performance and completion of the Development Work in accordance with the Budget (the “Project Plan”), and (ii) a budget of the hard and soft costs of the Development Work and the other costs to complete the development of the Property (the “Budget”), which Budget shall be prepared not later than thirty (30) days prior to the commencement of each Fiscal Year. The Board of Managers shall use commercially reasonable efforts to operate in all material respects in accordance with the Budget, and shall review the Budget periodically and make any recommendations with respect to the Project Plan and the Budget. The Project Plan and Budget, and any amendments, revisions or modifications thereto, shall be approved by the Board of Managers pursuant to Section 10(f) below.

(c) Project Financing. It is anticipated by the Members that funding for Development Work and other capital needs of the Company (“Project Financing”) will be provided by a third party institutional lender (“Institutional Lender”). Subject to the terms hereof, the Board of Managers shall oversee and make all final determinations with respect to obtaining all Project Financing for the Project and the Company’s business, including, without limitation (i) the final selection of the Institutional Lender or other final financing source that will provide the Project Financing; (ii) the final approval of all terms and conditions of the Project Financing; and (iii) the negotiation of all final terms and conditions contained in the loan documents evidencing and securing all Project Financing. As soon as reasonably practicable, the Board of Managers shall: (A) arrange for Project Financing which is sufficient to permit the Company to develop, construct, complete, market and sell the Development Work on terms acceptable to the Board of Managers; (B) cause such Project Financing to close and be available to the Company for the purposes described herein; and (C) provide the Institutional Lender or other lending source providing the Project Financing (the “Project Financing Lender”) with, or causing the Project Financing Lender to be provided with, such guaranties of payment and performance with respect to the Project Financing as may be reasonably required by the Project Financing Lender. Notwithstanding anything to the contrary in this Agreement, none of the Members, nor any of the principals or equity holders of any of the Members, shall have any obligation or duty of any kind to provide any guaranty or other credit support with respect to any Project Financing.

9. Management.

(a) Board of Managers. Subject to any limitations specifically imposed by the Act or this Agreement, the Board of Managers shall have the sole right to make all decisions relating to the business, affairs and properties of the Company, and any and all other acts or activities customary or incident to the management of the Company’s business and objectives. The Board of Managers may delegate any of its rights or responsibilities to (i) an Authorized Signatory pursuant to Section 7(b) above, (ii) the Management Company, pursuant to Section 9(b) below, or (iii) any officer of the Company pursuant to Section 10 below. Any delegation pursuant to this Section 9(a) may be revoked at any time by the Board of Managers in its sole discretion.

(b) Management Company. Pursuant and subject to the terms and conditions of that certain Management Agreement, dated as of July 15, 2015, by and between the Company and SeD Development Management, LLC, a Delaware limited liability company (the “Management Company”) attached hereto as Exhibit B (the “Management Agreement”), and subject to the approval rights of the Board of Managers set forth in Section 10(f) below, the daily business and affairs of the Company shall be managed by the Management Company. The Management Company shall be entitled to be paid the fees and shall have the other rights, benefits and obligations as are set forth in the Management Agreement. The Management Company shall be a “manager” within the meaning of and for purposes of the Act. The Board of Managers shall act on behalf of the Company with respect to the Management Company, the terms and provisions of the Management Agreement, including, without limitation, the right to remove the Management Company. Subject to the foregoing, the Management Company has the authority to bind the Company.

10. Board of Managers; Officers. A Board of Managers of the Company shall be established pursuant to this Section 10. Notwithstanding the last sentence of Section 18-402 of the Act, no Manager, acting individually in its capacity as such, nor each of the Members, acting individually in its capacity as such, shall have any right or authority to act for, bind or otherwise assume any obligation or responsibility on behalf of, the Company, except as specifically authorized in accordance with this Agreement. Except as otherwise specifically provided herein, the Company may only act and bind itself through (i) the collective action of the Managers in accordance with this Agreement or (ii) the action of the Officers of the Company, if and to the extent authorized by this Agreement or by the Board of Managers in accordance with this Agreement. The Board of Managers may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary, Treasurer or attorney-in-fact) to any such individual. The Board of Managers may remove any Officer at any time with or without cause. No Officer shall be paid any compensation or other remuneration solely for serving as an Officer of the Company. Unless the Board of Managers decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.

(a) Number and Initial Managers. The number of Managers constituting the Board of Managers shall be as determined by the Members in accordance with this Agreement, but in no instance shall there be less than one Manager. The initial number of Managers constituting the Board of Managers shall be three. The Members, by unanimous vote, may from time to time change the number of Managers constituting the Board of Managers by adopting resolutions to that effect. The Board of Managers shall be comprised as follows:

(i) Two individuals designated by SeD Ballenger, who shall initially be Chan Heng Fai and Chan Tung Moe, one of which will be the Chairman of the Board of Managers; and

(ii) one individual designated by CNQC, who shall initially be Li Gen Zhong.

(b) Duties of the Manager. Each Manager shall be obliged to devote only as much of their time to the Company’s business as shall be reasonably required in light of the Company’s business and objectives. Each Manager shall perform his or her duties as a Manager in good faith, in a manner he or she reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent Person in a like position would use under similar circumstances.

(c) Election of Managers; Vacancies; Term. Managers shall be appointed from time to time by the Members. In the event of a vacancy in the Board of Managers, including vacancies created by an increase in the number of Managers pursuant to Section 10(a), the Member(s) who are entitled to appoint the initial managers pursuant to Section 10(a) above shall have the right to fill such vacancy (by way of example only, if there is a vacancy by one of the Managers appointed by SeD Ballenger, then SeD Ballenger shall have the right to appoint the successor manager). Each member of the Board of Managers, including each Manager appointed to fill a vacancy on the Board of Managers, shall hold office until the earlier of his or her resignation, removal, retirement or death or the appointment and qualification of his or her successor.

(d) Resignation and Removal of Managers. A Manager may resign upon delivery of written notice thereof to the Chairman of the Board of Managers or, in case of the Chairman’s resignation, to an Authorized Signatory, provided that any Manager who receives written notice of the resignation from the Chairman shall promptly forward such written notice to the other members of the Board of Managers. A Manager may be removed from office with or without cause by unanimous consent of the Members.

(e) Meetings of the Board of Managers.

(i) Location. The Board of Managers may hold meetings, both regular and special, either within or without the State of Delaware.

(ii) Regular Meetings. Regular meetings of the Board of Managers may be held without notice at such time and at such place as shall, from time to time, be determined by the Board of Managers.

(iii) Special Meetings. Special meetings of the Board of Managers may be called by any Manager.

(iv) Notice of Meetings. Regular meetings of the Board of Managers may be held without notice. The person(s) calling a special meeting of the Board of Managers shall, at least two days (or, in the case of notice given by mail, not less than three days) before such meeting, give or cause to be given notice thereof to each Manager by any usual means of communication. Such notice need not specify the purpose for which the meeting is called. Any duly convened regular or special meeting may be adjourned by the Board of Managers to a later time without further notice. Any Manager may waive notice of any meeting either before or after such meeting. The waiver must be signed in writing by the Manager entitled to notice and delivered to the Company for inclusion in the Company’s records. A Manager’s attendance at or participation in a meeting shall constitute a waiver of notice of such meeting, except when such Manager attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Managers need be specified in any written waiver of notice.

(v) Quorum, Adjournments and Acts of the Board of Managers. At all meetings of the Board of Managers, the presence of at least one member nominated by SeD Ballenger and one member nominated by CNQC, if applicable, shall constitute a quorum for the transaction of business. Each member of the Board of Managers may appoint an Officer or any other Person to act on his behalf in case such Manager is unavailable to attend the meeting. Each member of the Board of Managers, or its representative, as applicable, shall be entitled to one vote, and the affirmative vote of a majority of the members of the Board of Managers present at any meeting at which there is a quorum shall be the act of the Board of Managers, except as may be otherwise specifically provided by the Act. If a quorum is not present at a meeting of the Board of Managers, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting. After two adjourned meetings at which a quorum was not present or represented, the presence of any members of the Board of Managers, or their representatives, at the third adjourned meeting shall be sufficient to constitute a quorum for the transaction of business. At any adjourned meetings, any business may be transacted which might have been transacted at the meeting as originally notified.

(vi) Action Without Meeting. Unless otherwise restricted by the Act, any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting, if a written consent thereto is signed by all members of the Board of Managers before or after such action, describing the action to be taken or previously taken, and included in the minutes of the Board of Managers or filed with the Company’s records.

(vii) Organization. There may be a Chairman of the Board of Managers elected by the Managers from their number at any meeting of the Board of Managers. The Chairman shall preside at all meetings of the Board of Managers and perform such other duties as may be directed by the Board of Managers, and shall serve as Chairman at the pleasure of the Board of Managers. Until a Chairman of the Board of Managers is elected, the President of the Company shall preside at the meetings of the Board of Managers. The Secretary or an Assistant Secretary of the Company, if any, shall act as Secretary of any meeting of the Board of Managers, but if neither has been appointed or in their absence, the Chairman may appoint any person to act as Secretary of the meeting.

(viii) Meeting by Conference Telephone. Any member of the Board of Managers may participate in any meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear, and be heard by, each other, and such participation shall constitute presence in person at such meeting.

(f) Greater Than Fifty Percent Majority Approval. Certain major decisions involving the Company shall require approval of a majority of the Managers. Without limiting the generality of the preceding sentence, the following actions shall require approval of at least a majority percent of the Managers:

(i) to borrow money (other than trade payables) in excess of $500,000 (in one or a related series of transactions) and/or grant security interests in Company property to secure such loans;

(ii) to make all decisions and determinations with respect to the Project Financing in accordance with the terms of Section 8(c) above;

(iii) to guarantee the debts of any Person, or to provide any credit or to grant any loan or advance to (A) any employee or similar person of the Company, or (B) any third party in an amount in excess of $50,000;

(iv) to enter into any new line of business;

(v) to amend, modify, waive or terminate the Management Agreement;

(vi) to approve the Project Plan and Budget, and any revisions or changes thereto;

(vii) to require the Members to make any Member Loans;

(viii) to exercise the right of first refusal pursuant to Section 22(c) below or to make the rights under Section 22(g) below;

(ix) to designate a Tax Matters Partner (as defined herein);

(x) to delegate any of the powers, authority rights or obligations of the Board of Managers to (i) an Authorized Signatory pursuant to Section 7(b), (ii) the Management Company, pursuant to Section 9(b), or (3) any officer of the Company pursuant to Section 10;

(xi) to appoint or remove any Officer;

(xii) removal and replacement of a Manager from office;

(xiii) to appoint a new Management Company, in accordance with the terms of the Management Agreement;

(xiv) to amend, modify or terminate the NVR Purchase Agreements (or any of them);

(xv) to sell, transfer, assign or otherwise dispose of, or encumber, any major asset of the Company;

(xvi) to organize or acquire any subsidiary or to subscribe for or acquire shares in, or other securities of, or interest in, any other corporate body or Person;

(xvii) to register or qualify any securities of the Company under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable laws;

(xviii) to determine the maximum and minimum working capital requirements of the Company;

(xix) any merger of the Company with or into another Person;

(xx) any acquisition of another Person, whether by merger, consolidation, purchase of stock or assets, or otherwise;

(xxi) to borrow money from a Member or Members;

(xxii) to implement any plan or arrangement for the issuance of, or to issue, membership interests or other security convertible into membership interests;

(xxiii) to issue or sell any new membership interests to any Person or admit any new Member;

(xxiv) to register or qualify any securities of the Company under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable laws;

(xxv) to pay any distributions to the Members, whether in cash or in kind; and

(xxvi) to acquire any major asset or make any major expenditure with any Company funds, except in accordance with the Budget.

Subject to the power and authority provided above in Section 10 (f)(x), unless authorized by at more than fifty percent of the Managers, no attorney-in-fact, employee, or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable pecuniarily for any purpose.

(g) Unanimous Approval. Certain major decisions involving the Company shall require unanimous approval of the Managers. Without limiting the generality of the preceding sentence, the following actions shall require unanimous approval of the Managers:

(i) amending the Certificate of Formation of the Company;

(iii) amending the terms of this Agreement;

(iii) increasing of the number of Managers beyond three (3);

(iv) instituting any proceedings under bankruptcy laws or other law of general application to debtors seeking relief from claims of creditors, or having a receiver or trustee appointed for the benefit of the Company, the undertaking of any action that would render the Company insolvent or unable to pay its debts as they become due, making a general assignment for the benefit of creditors, or causing a dissolution, liquidation or winding-up of the Company.

(h) No Exclusive Duty to Company; Compensation. Members of the Board of Managers shall not be required to manage the Company as their sole and exclusive function, and they may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor the Members shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of members of the Board of Managers acting in a capacity other than as a member of the Board of Managers or to the income or proceeds derived therefrom. No member of the Board of Managers shall be compensated for serving as a Manager, unless compensation shall be duly authorized by SeD Ballenger. Notwithstanding the foregoing, the Board of Managers shall provide for the payment or reimbursement of any or all reasonable expenses incurred by any Manager in connection with the authorized services performed by such Manager on behalf of the Company.

(i) Conflicts of Interest. No contract or transaction between the Company and one or more of its Managers, or between the Company and an Affiliate of any Manager, shall be void or voidable: (a) solely for that reason; (b) solely because such Manager is present at or participates in the meeting of the Board of Managers or committee thereof which authorizes, approves or ratifies the contract or transaction; (c) solely because the votes of such Manager are counted for such purpose; or (d) if the transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board of Managers or the Members. Common or interested Managers may be counted in determining the presence of a quorum at a meeting of the Board of Managers.

11. Deadlock.

(a) Subject to the terms and provisions hereof, if the Members or the Managers are unable to agree on any of the matters described in this Agreement, including, but not limited to Section 10(f) and Section 10(g) hereof and such disagreement continues for [thirty (30)] days despite good faith deliberations by the Members or the Managers, as applicable (“Deadlock”), then either Member shall be entitled to exercise the buy-sell rights set forth in this Section 11(a) by delivering a Buy-Sell Offer Notice (as defined herein). The provisions of this Section 11(a) shall not apply with respect to any disagreement regarding the CNQC Option.

(b) If a Member wishes to exercise the buy-sell right provided in this Agreement, such Member (the “Initiating Member”) shall deliver to the other Member (the “Responding Member”) written notice (the “Buy-Sell Offer Notice”) of such election, which notice shall include (i) a description of the circumstances that triggered the buy-sell right, and (ii) the purchase price (which shall be payable exclusively in cash (unless otherwise agreed)) at which the Initiating Member shall purchase all of the Interests owned by the Responding Member (the “Buy-out Price”) or sell all of its Interests to the Responding Member (the “Sell-out Price”), with any difference between the Buy-out Price and the Sell-out Price based solely on each Member’s Interest in the Company, without regard to any market discount or premium from differences in such proportionate interests. The Member who first delivers the Buy-Sell Offer Notice to the other Member shall be the Initiating Member.

(c) Within [thirty (30)] days after the Buy-Sell Offer Notice is received (the “Buy-Sell Election Date”), the Responding Member shall deliver to the Initiating Member a written notice (the “Response Notice”) stating whether it elects to sell all of its Interests to the Initiating Member for the Buy-out Price or buy all of the Interests owned by the Initiating Member for the Sell-out Price. The failure of the Responding Member to deliver the Response Notice by the Buy-Sell Election Date shall be deemed to be an election to sell all of its Interests to the Initiating Member at the Buy-out Price.

(d) The closing of any purchase and sale of Interests pursuant to this Section 11 shall take place [fifteen (15)] days after the Response Notice is delivered or deemed to have been delivered or some other date mutually agreed upon by the parties. The Buy-out Price or the Sell-out Price, as the case may be, shall be paid at closing by wire transfer of immediately available funds to an account designated in writing by the selling Member (the “Selling Member”). At the closing, the Selling Member shall deliver to the purchasing Member (the “Purchasing Member”) good and marketable title to its Interests, free and clear of all liens and encumbrances. Each Member agrees to cooperate and take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the Selling Member’s Interest by the Purchasing Member.

(e) If the Purchasing Member defaults in any of its material closing obligations, then the Selling Member shall have the option to purchase the Purchasing Member’s entire Interest at a price that is equal to [85]% of the purchase price of the Purchasing Member’s Interest determined in accordance with Section 11(b) above.

12. Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Member, Manager, authorized person or Authorized Signatory shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Management Company, Manager, authorized person or Authorized Signatory of the Company.

13. Initial Capital Contributions. Each Member has contributed to the capital of the Company cash in the amount set forth next to such Member’s name on Schedule B hereto (an “Initial Capital Contribution”). Each Member’s Interest in the Company is expressed as a percentage and is set forth next to such Member’s name on Schedule B hereto. Each Member acknowledges that its percentage Interest in the Company may change over the life of the Company and, in the event of any such change in its percentage Interest in the Company, the Management Company shall revise Schedule B hereto to reflect any such change. A separate capital account (“Capital Account”) has been or will be established and maintained for each member in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

14. Capital Contributions; Member Loans.

(a) Voluntary Capital Contributions. Except for the Members’ obligation to make its respective Initial Capital Contribution, the Members shall not be required to make any additional capital contribution to the Company. To the extent that any operating revenue and the proceeds of any loans to the Company are insufficient to fully fund the development costs set forth in the Budget, any additional capital requirements shall be fulfilled by one or more member loans (“Member Loans”) in accordance with this Section 14.

(b) Member Loans. Subject to the terms hereof, Member Loans shall be made by the Members in an amount equal to their pro rata portion of the Member Loan amount based on their respective percentage Interests in the Company at that time. In the event the Board of Managers determines to require Member Loans, the Board of Managers shall provide written notice to the Members of such election at least fifteen (15) Business Days prior to the date such loans will be made to the Company, together with the amount of the Member Loans required and terms of repayment of such Member Loans (“Member Loan Notice”). Each Member shall have ten (10) Business Days after receipt of the Member Loan Notice to either agree or decline to make its respective Member Loan; provided that if a Member fails or otherwise elects to decline to make the Member Loan, then the other Member shall have the option to make 100% of the Member Loan amount on the terms set forth in the Member Loan Notice. Such Member Loans shall have a two-year term and will be made in exchange for a 15% interest rate per annum to be paid annually, or any other terms approved by at least a majority of the Board of Managers.

(c) Member Loan Cap. If a any time the Board of Managers determined to require additional capital contribution to the Company in an aggregate amount greater than $5.0 million (USD), CNQC shall have the option to sell its entire Interest to SeD Ballenger (the “CNQC Option”), at a purchase price equal to the lesser of (i) the fair market value of the CNQC Interest as determined pursuant to Section 22(d)(ii), and (ii) CNQC’s Initial Capital Contribution minus any distributions made to CNQC; which shall be paid in up to 90 Business Days from the receipt of the Election Notice (as defined below) by SeD Ballenger. CNQC shall have ten (10) Business Days from receipt of the Member Loan Notice to elect in writing to exercise the CNQC Option (the “Election Notice”); provided that if a CNQC fails or otherwise elects to decline to make such option, then it shall be understood that CNQC waives its right to exercise the CNQC Option and the terms of Section 14(b) above shall apply.

(d) Revaluing Capital Accounts. If (i) a new or existing Member acquires additional Interests in the Company in exchange for more than a de minimis contribution of property or services, (ii) the Company distributes to a Member more than a de minimis amount of Company property as consideration for such Interests, or (iii) the Company is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, the Board of Managers shall revalue the property of the Company to its fair market value (as determined by the Board of Managers, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) in accordance with Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations; provided, however, that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the Manager determines, it is reasonable discretion, that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members of the Company. When the Company’s property is revalued by the Manager, the Capital Accounts of the Company shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) and (g), which generally require such Capital Accounts to be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members pursuant to Sections 15 and 16 if there were a taxable disposition of such property for its fair market value (as determined by the Managers, in their sole and absolute discretion, and taking into account Section 7701(g) of the Code) on the date of the revaluation.

15. Allocation of Profits and Losses; Tax Characterization.

(a) Profit and loss of the Company for each 12-month period ending December 31 of each year or such other taxable year as may be required by Section 706(b) of the Code (“Fiscal Year” or “Taxable Year”) shall be allocated to the Members in accordance with their respective Interests.

(b)  Notwithstanding any provision to the contrary, (i) any expense of the Company that is a “nonrecourse deduction” within the meaning of Treasury Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Members’ respective Interests, (ii) any expense of the Company that is a “partner nonrecourse deduction” within the meaning of Treasury Regulations Section 1.704-2(i)(2) shall be allocated in accordance with Treasury Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain within the meaning of Treasury Regulations Section 1.704-2(f)(1) for any Taxable Year, items of gain and income shall be allocated among the Members in accordance with Treasury Regulations Section 1.704-2(f) and the ordering rules contained in Treasury Regulations Section 1.704-2(j), and (iv) if there is a net decrease in Partner Nonrecourse Debt Minimum Gain within the meaning of Treasury Regulations Section 1.704-2(i)(4) for any Taxable Year, items of gain and income shall be allocated among the Members in accordance with Treasury Regulations Section 1.704-2(i)(4) and the ordering rules contained in Treasury Regulations Section 1.704-2(j). A Member’s “interest in partnership profits” for purposes of determining its share of the nonrecourse liabilities of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3) shall be the percentage of all outstanding Membership Units held by such Member.

(c) If a Member receives in any Taxable Year an adjustment, allocation, or distribution described in subparagraphs (4), (5), or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a negative balance in such Member’s Capital Account that exceeds the sum of such Member’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Treasury Regulations Sections 1.704-2(g) and 1.704-2(i), such Member shall be allocated specially for such Taxable Year (and, if necessary, later Taxable Years) items of income and gain in an amount and manner sufficient to eliminate such negative Capital Account balance as quickly as possible as provided in Treasury Regulations Section 1.704-1(b)(2)(ii)(d). After the occurrence of an allocation of income or gain to a Member in accordance with this Section 15(c), to the extent permitted by Regulations Section 1.704-1(b) and Section 15(c) hereof, items of expense or loss shall be allocated to such Member in an amount necessary to offset the income or gain previously allocated to such Member under this Section 15(c).

(d) Loss shall not be allocated to a Member to the extent that such allocation would cause a deficit in such Member’s Capital Account (after reduction to reflect the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Member’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain. Any loss in excess of that limitation shall be allocated to all the other Members in accordance with their respective Interests. After the occurrence of an allocation of loss to a Member in accordance with this Section 15(c), to the extent permitted by Treasury Regulations Section 1.704-1(b), profit shall be allocated to such Member in an amount necessary to offset the loss previously allocated to such Member under this Section 15(c).

(e) If a Member transfers any part or all of its Interests and the transferee is admitted as provided herein (a “New Member”), the distributive shares of the various items of profit and loss allocable among the Members during such Fiscal Year shall be allocated between the transferor and the New Member (at the election of the Board) either (i) as if the Fiscal Year had ended on the date of the transfer or (ii) based on the number of days of such Fiscal Year that each was a Member without regard to the results of Company activities in the respective portions of such Fiscal Year in which the transferor and New Member were Members.

(f)  “Profit” and “loss” and any items of income, gain, expense or loss referred to in this Section 15 shall be determined in accordance with federal income tax accounting principles as modified by Treasury Regulations Section 1.704-1(b)(2)(iv), except that profits and losses shall not include items of income, gain, and expense that are specially allocated pursuant to Section 15(b), 15(c) or 15(d) hereof. All allocations of income, profits, gains, expenses, and losses (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 15, except as otherwise required by Section 704(c) of the Code and Section 1.704-1(b)(4) of the Treasury Regulations.

(g) The parties hereby agree to treat the purchase by CNQC of the Purchased Interest as a contribution of cash to the Company in exchange for the Purchased Interest on a basis consistent with Revenue Ruling 99-5, 1999-1 C.B. 434 (Situation 2). Each of the Members shall file all tax returns and tax informational statements on a basis consistent with such characterization.

16. Distributions.

(a) Distributions shall be made to the Members at the times and in the aggregate amounts approved by the Board of Managers, but always (i) after any Member Loan is repaid in its totality and there are no Member Loans outstanding, and (ii) in amounts proportional to their then-current respective Interests in the Company.

Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Members on account of their Interests in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law or any Basic Document. Distributions shall be calculated and paid subject to the rights of the Management Company under the Management Agreement.

(b) Notwithstanding anything to the contrary herein, the Company shall withhold all amounts required to be withheld pursuant to Section 1446 of the Code or any other provision of federal, state, or local tax law, and any such withholdings shall be treated as amounts actually distributed to the affected Members for all purposes under this Agreement.

17. Books and Records. The Board of Managers shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Board of Managers. The Company, and the Board of Managers on behalf of the Company, shall not have the right to keep confidential from the Members any information that the Board of Managers would otherwise be permitted to keep confidential from the Members pursuant to Section 18-305(c) of the Act. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Board of Managers.

18. Reports. At the Company’s expense, the Board of Managers shall prepare and deliver, or cause to be prepared and delivered, to the Company, and the Company shall approve and deliver to the Members no later than 75 days after the close of each Fiscal Year, a Schedule K-1, a copy of the Company’s informational tax return (IRS Form 1065), and such other reports (collectively, the “Annual Tax Reports”) setting forth in sufficient detail all such information and data with respect to the transactions effected by or involving the Company during such Fiscal Year as shall enable the Company, each Member to prepare its federal, state, and local income tax returns in accordance with the laws, rules, and regulations then prevailing. No later than 90 days after the end of a Fiscal Year or 45 days after the end of each quarter in a Fiscal Year, the Board of Managers shall prepare or cause the preparation of, and shall deliver or cause to be delivered to the Members, statements of the Company’s (i) assets, liabilities and capital as of the end of the year or quarter, as applicable, and (ii) revenues and expenses for the year or the quarter and year-to-date, as applicable.

19. Other Business. Notwithstanding any duty otherwise existing at law or in equity, any Member and any Affiliate of any Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

20. Option to Purchase Lots. SeD Ballenger, or any of its Affiliates (including, but not limited to, Mr. Heng Fai Chan and any companies controlled by, or affiliated with, Mr. Heng Fai Chan), shall, at any time during the duration of the Development Work, have the sole and absolute option to purchase (i) the CCRC Multifamily Parcel at the appraised price of $2.8 million and/or (ii) the MF Multifamily Parcel at the appraised price of $5.25 million; as described in the development plan attached as Exhibit C.

21. Exculpation and Indemnification.

(a) The Managers, any Member, any employee, representative, authorized person, Authorized Signatory, or agent of the Company, the Manager or any Member, any officer, manager, employee, representative, agent or Affiliate of the Manager or any Member (or any officer, employee, representative or agent of any such Affiliate) (collectively, the “Covered Persons”), to the fullest extent permitted by law, shall not be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 21 by the Company shall be provided out of and to the extent of Company assets only, and the Members shall not have personal liability on account thereof.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 21.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, advice, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including, without limitation, information, opinions, advice and reports of legal counsel, accountants and other professional advisors, and statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(f) The foregoing provisions of this Section 21 shall survive any termination of this Agreement.

22. Assignments.

(a) Restrictions on Assignment of Interests. No Member shall make or effect an Assignment of all, or any part of, such Member’s Interest, except as provided in this Section 22. Notwithstanding anything contained in this Section 22 to the contrary, but subject to compliance with the provisions of Section 22(g) below, the Right of First Refusal contained in Section 22(c) below shall not apply to an assignment of CNQC Member Interest (i) to an Affiliate of CNQC, or (ii) pursuant to the exercise of the CNQC Option under Section  14(c).

(b) Assignment in a Permitted Transfer. Subject to Section 22(c), a Member may at any time Assign any part of such Member’s Interest in a Permitted Transfer and the assignee of such Member’s Interest shall be deemed to be admitted as a Member of the Company without any further action or consent by the Members if such Permitted Transferee has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the assigned Interest.

(c) Right of First Refusal. A Member who wishes to make an Assignment of such Member’s Interest to any Person, may make such an Assignment only after complying with the provisions of this Section 22(c).

(i) Any such Member shall promptly send a notice (the “Offer Notice”) to the Company and each other Member and be deemed to have offered to sell his or her Interest (the “Offered Interest”) otherwise subject to the proposed Assignment to the Company and to the other Members at the price and on the terms determined in accordance with this Section 22. The Offer Notice shall include a statement of the type of proposed Assignment, the name, address (both home and business address in the case of a natural person), and business or occupation of the person to whom such Interest would be transferred, the consideration for the proposed Assignment, the payment terms and any other facts that are or would reasonably be deemed material to the proposed Assignment.

(ii) Upon notice of a proposed Assignment, the Company shall have the first right and the other Members shall have the second right to purchase all, but not less than all, of the Offered Interest for the purchase price determined pursuant to Section 22(d) and upon the payment terms set forth in Section 22(e). The Company shall exercise its right to purchase, if at all, by irrevocable notice to the Members and the selling Member within thirty (30) days of the date of the Offer Notice, and the remaining Members shall exercise their right to purchase, if at all, by irrevocable notice to the Company and the selling Member within forty five (45) days of the date of the Offer Notice. The Members may purchase in such proportion as they may agree or, absent agreement, in accordance with their respective percentage Interests (where the percentage Interests of all Members other than the proposed assignee equals 100%). The Company shall promptly give the remaining Members notice of the exercise by any other Members of their right to purchase.

(iii) If the Company and the other Members do not agree to buy in the aggregate all of the Offered Interest within the applicable exercise periods, such Assignment may be completed on terms no more favorable to the transferee than those set forth in the Offer Notice. If an Assignment is not consummated within sixty (60) days after the expiration of the applicable exercise periods, the provisions of this Agreement will again apply to such Offered Interest as if no such Assignment had been contemplated and no notice had been given. An Assignment is consummated when the Company has been given notice by the parties involved that they have transferred the Interest subject to the Assignment to their satisfaction, subject to recordation by the Company on its books.

(d) Determination of Purchase Price.

(i) The price to be paid for the Interest of a selling Member shall be the price set forth in the Offer Notice. If the proposed Assignment is a pledge or gift then the price to be paid for the Interest shall be the fair market value as determined pursuant to Section 22(d)(ii).

(ii) If the non-assigning Member and the Member cannot agree on the price to be paid for an Interest within thirty (30) days of the date of the Offer Notice, then the independent certified public accountants then employed by the Company (the “Accountants”) shall determine the fair market value of the assigning Member’s Interest, taking into account minority or controlling interests discounts. If the Accountants are unable or unwilling to perform such an appraisal, the Accountants shall appoint an independent third party with not less than five (5) years’ experience appraising similar businesses to conduct the appraisal. The appraiser shall have thirty (30) days from the date of appointment to report the fair market value of the assigning Member’s Interest, and such appraisal shall be binding. The costs of appraisal shall be evenly divided between the Company and the assigning Member.

(e) Payment Terms. The purchase price to be paid upon the purchase of all or a part a Member’s Interest under the provisions of Section 22(c) shall be paid in cash or by wire transfer of immediately available funds upon closing, together with any instruments of transfer and Assignment reasonably requested by the purchaser.

(f) Closing; Payment of Purchase Price. Whenever a right of first refusal under Section 22(c) of this Agreement is exercised, the purchase of the Offered Interest will take place at a closing, to be held at 10 a.m. thirty (30) days after the date on which the last option to buy is exercised or lapses, or after the date on which the last buyer becomes obligated to buy, at the Company’s office or at any other time, date and place to which the parties agree. At the closing, the selling Member or his or her legal representative shall execute such documents of Assignment and transfer as the purchasers may reasonably request. Each Member appoints the Company as such Member’s agent and attorney-in-fact to execute and deliver all documents needed to convey such Member’s Interest, if the selling Member is not present at the closing. This power of attorney does not terminate on the Member’s disability, and continues for so long as this Agreement is in effect except as otherwise required by law.

(g) Manner of Assignment.

(i) No Assignment shall be effective unless all of the following conditions shall have been satisfied or waived by the Company:

(1) the assignee shall have furnished to the Board of Managers an executed and delivered Assignment of the assignor’s Interest in form and substance satisfactory to the Board of Managers;

(2) the assignee shall have executed and delivered to the Board of Managers an undertaking of the assignee to be bound by all the terms and provisions of this Agreement, in form and substance satisfactory to the Board of Managers, and such other instruments as may be required by law;

(3) the Assignment shall not result in the termination of the Company for federal income tax purposes;

(4) the Assignment shall comply with applicable federal and state securities laws;

(5) the assignee shall have paid to the Company the amount determined by the Board of Managers to be equal to the costs and expenses incurred in connection with such Assignment;

(6) the assignee shall acknowledge that the Interest has not been registered under the Securities Act of 1933, or any applicable state securities laws, in reliance upon exemptions therefrom, and shall covenant, represent, and warrant that the assignee is acquiring the Interest for investment only and not with a view to the resale or distribution thereof; and

(7) the assignee shall furnish the Board of Managers with such other similar information or documentation as the Board of Managers may reasonably request.

(ii) No purported Assignment or other act of a Member in contravention of the provisions of this Section 22(g) shall be or constitute an effective Assignment of an Interest, or otherwise be binding upon or recognized by the Company unless the assignor and the assignee shall have complied with the requirements of this Section 22(g).

(iii) Each Member hereby agrees to indemnify and hold harmless the Company, and the other Members, from and against all loss, damage or expense, including, without limitation, tax liabilities or loss of tax benefits, arising directly or indirectly as a result of any Assignment or purported Assignment in contravention of the provisions of this Section 22(g).

(iv) Involuntary Assignment by a Member. In the event a Member’s Interest, or any portion thereof, is taken by levy, foreclosure, charging order, execution or other similar involuntary proceeding, the Company shall not dissolve, but the statutory or other involuntary assignee of said Interest, or any portion thereof, shall be entitled only to the right to participate in allocations of profits and losses of the Company and the right to receive distributions from the Company.

(v) Admission of New Members. Except as provided in Section 22(b), no Person shall be admitted as a Member of the Company after the date of this Agreement without approval of at least a majority of the Managers.

(vi) Members’ Representative and Successors. If a Member who is a natural person dies or a court of competent jurisdiction adjudges the Member to be incompetent to manage his or her person or property, the Member’s executor, administrator, guardian, conservator or other legal representative may exercise all the Member’s rights for the purpose of settling the Member’s estate or administering the Member’s property.

(vii) Withdrawal of Members. No Member shall have the right to withdraw from the Company without the consent of a Majority in Interest (excluding the withdrawing Member).

23. Resignation. A Member may not resign from the Company except with the prior written consent of the other Members. If a Member is permitted to resign pursuant to this Section 23, and an additional member of the Company is to be admitted as a substitute member of the Company, such admission shall be subject to Section 22 hereof. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

24. Forfeiture of Interests. Any Member who commits an act of fraud against the Company or materially breaches its fiduciary duties to the Company, as determined by a court of competent jurisdiction, shall forfeit its Interest in the Company, and such Interest shall immediately become null and void and shall no longer be outstanding without any further action on the part of the Company or any other Member.

25. Dissolution.

(a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act, (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act or (iii) the approval by at least a majority of the Managers. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company (other than (a) upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 22 and 24, or (b) the resignation of the current Members and the admission of one or more additional members of the Company pursuant to Sections 23 and 24) to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (A) to continue the Company and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company.

(b) Notwithstanding any other provision of this Agreement to the contrary, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c) Notwithstanding any other provision of this Agreement, each Member waives any right it might have to agree in writing to dissolve the Company upon its Bankruptcy, or the occurrence of an event that causes such Member to cease to be a member of the Company.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(e) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement, and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

26. Tax Matters Partner. SeD Ballenger, LLC, or such other Member as the Board of Managers may designate from time to time, shall be the Tax Matters Partner for the Company within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner. The Tax Matters Partner shall have the right to retain professional assistance in respect of any audit or controversy proceeding initiated with respect to the Company by the IRS or any state or local taxing authority, and all expenses and fees incurred by the Tax Matters Partner on behalf of the Company shall constitute expenses of the Company. In the event the Tax Matters Partner receives notice of a final partnership adjustment under Section 6223(a)(2) of the Code, the Tax Matters Partner shall either (i) file a court petition for judicial review of such adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all other Members on the date such petition is filed, or (ii) mail a written notice to all other Members, within such period, that describes the Tax Matters Partner’s reasons for determining not to file such a petition.

27. Tax Elections.

(a) Except as otherwise provided in this Section 27, the Board of Managers shall, in its sole discretion, decide whether to make any available elections under the Code or any applicable state or local tax law on behalf of the Company.

(b) The Tax Matters Partner may, upon receiving the written consent of each other Member, make or revoke, on behalf of the Company, an election in accordance with Section 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of Section 734 of the Code, and in the case of a transfer of an Interest within the meaning of Section 743 of the Code. Each Member shall, upon request of the Tax Matters Partner, supply the information necessary to give effect to such an election.

(c)  No election shall be made by the Company or any Member for the Company to be treated as a corporation, or an association taxable as a corporation, under the Code or any provisions of any state or local tax laws. The Company shall be treated as a partnership for U.S. federal income tax purposes.

28. Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. No Member shall have any interest in any specific assets of the Company, and no Member shall have the status of a creditor with respect to any distribution pursuant to Section 16 hereof. The interest of each Member in the Company is personal property.

29. Benefits of Agreement; No Third-Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than as a Covered Person) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

30. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

31. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

32. Binding Agreement. Notwithstanding any other provision of this Agreement, each Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Members and is enforceable against the Members in accordance with its terms.

33. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

34. Amendments. This Agreement may be modified, altered, supplemented or amended pursuant to a written document executed and delivered by the Members.

35. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument notwithstanding the fact that not all signatures appear on the same page.

36. Notices. Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Members, to each Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

37. Effectiveness. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the date hereof. Other than this Agreement, any other limited liability company agreement, operating agreement, or any other form of ownership agreement of the Company, of any nature whatsoever, shall be null and void with no force and effect.

38. Definitions and Rules of Construction. Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto, the terms and provisions of which are incorporated herein. The rules of construction to be applied herein are as set forth on Schedule A hereto.

39. No Recourse. Notwithstanding anything to the contrary contained in this Agreement, to the fullest extent permitted by law, none of the direct or indirect partners, shareholders, members, Managers, officers, managers, trustees, agents or employees in or of any Member shall be personally liable in any manner or to any extent under or in connection with this Agreement and the Company shall not have any recourse to any assets of any such parties.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

MEMBERS:

SeD Ballenger, LLC

By: /s/ Charles Mackenzie
Name:
Title:  Chief Development Officer, SeD Development Management, LLC, Manager

CNQC Maryland Development LLC

By:  /s/ Genzhong Li
Name:
Title:  Vice President

[Signature Page to Limited Liability Company Agreement]

SCHEDULE A

DEFINITIONS AND RULES OF CONSTRUCTION

A.
Definitions.

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the second paragraph of this Agreement.

“Additional Required Capital” has the meaning set forth in Section 14(a) hereof.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person (including, without limitation, any Person holding a direct or indirect equity interest in such Person).

“Agreement” means this Limited Liability Company Agreement of the Company, together with all schedules attached hereto, as amended, restated, supplemented or otherwise modified from time to time.

“Annual Tax Reports” has the meaning set forth in Section 18 hereof.

“Applicable Law” means all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations and court orders and is expressly deemed to include all zoning laws and environmental laws.

“Assign” means to effect an Assignment, by whatever means.

“Assignment” means any sale, inter vivos transfer or gift, assignment, pledge, grant of security interest, or transfer by will or trust, by operation of law or otherwise, in or of all or any part of an Interest.

“Authorized Signatory” shall have the meaning set forth in Section 7(b) hereof.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Basic Documents” means this Agreement, the Certificate of Formation, and all documents and certificates contemplated thereby or delivered in connection therewith.

“Board of Managers” shall mean a board consisting of the Managers of the Company appointed by the Members, which Board of Managers shall manage the business and affairs of the Company in accordance with the provisions of this Agreement.

“Budget” has the meaning set forth in Section 8(b) hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

“Buy-out Price” has the meaning set forth in Section 11(b) hereof.

“Buy-Sell Election Date” has the meaning set forth in Section 11(c) hereof.

“Buy-Sell Offer Notice” has the meaning set forth in Section 11(b) hereof.

“Capital Account” has the meaning set forth in Section 13 hereof.

“CCRC Multifamily Parcel” shall mean the “Land Bay D,” described in the development plan attached as Exhibit C, consisting of approximately six acres of land for 200 multifamily senior units and associated parking, located in Ballenger Run, Frederick County, MD.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of Delaware on October 16, 2014 as amended or amended and restated from time to time.

“CNQC Option” has the meaning set forth in Section 14(c) hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” shall mean SeD Maryland Development, LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (although the same may be subject to the approval of other partners, members or other Persons), whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 21(a) hereof.

“Deadlock” has the meaning set forth in Section 11(a) hereof.

“Development Work” has the meaning set forth in Section 8(a) hereof.

“Election Notice” has the meaning set forth in Section 14(c) hereof.

“Fiscal Year” has the meaning set forth in Section 15 hereof.

“Initiating Member” has the meaning set forth in Section 11(b) hereof.

“Institutional Lender” has the meaning set forth in Section 8(c) hereof.

“Interest” means the entire ownership interest of a Member in the Company.

“IRS” means the Internal Revenue Service.

“Majority in Interests” means Members holding fifty-one percent (51%) or more of the Interests.

“Management Agreement” has the meaning set forth in Section 9(a) hereof.

“Management Company” has the meaning set forth in Section 9(a) hereof.

“Manager” shall mean a Person or Persons selected from time to time to manage the affairs of the Company under Section 10 hereof as a member of the Board of Managers. Each Manager is hereby designated as a “manager” within the meaning of the Act. References to the Manager in the singular or as him, her, it, itself or other like references, shall also be deemed, where the context so requires, to include the plural or the masculine or feminine reference, as the case may be.

“Member Loan” has the meaning set forth in Section 14(a) hereof.

“Member Loan Notice” has the meaning set forth in Section 14(b) hereof.

“MF Multifamily Parcel” shall mean the “Land Bay B,” described in the development plan attached as Exhibit C, consisting of approximately 15 acres of land for 210 all-age multifamily units and associated parking, located in Ballenger Run, Frederick County, MD.

“New Member” has the meaning set forth in Section 15(e) hereof.

“NVR Purchase and Sale Agreements” means collectively:

(i) That certain Assignment and Assumption Agreement – Ballenger Run between NVR, Inc., as assignor (“NVR”), and the Company, dated December 10, 2014, and amended by that certain Restatement and Reinstatement of and First Amendment to Assignment and Assumption Agreement, dated January 9, 2015;

(ii) That certain Lot Purchase Agreement – Ballenger Run – Single Family Attached Villa between the Company, as seller, and NVR, as purchaser, dated December 10, 2014, as amended by that certain Restatement and Reinstatement of and First Amendment to Lot Purchase Agreement – Ballenger Run – Single Family Attached Villa, dated January 9, 2015;

(iii) That certain Lot Purchase Agreement – Ballenger Run –Townhouse between the Company, as seller, and NVR, as purchaser, dated December 10, 2014, as amended by that certain Restatement and Reinstatement of and First Amendment to Lot Purchase Agreement – Ballenger Run – Townhouse, dated January 9, 2015;

(iv) That certain Lot Purchase Agreement – Ballenger Run – Large Single Family Dwelling between the Company, as seller, and NVR, as purchaser, dated December 10, 2014, as amended by that certain Restatement and Reinstatement of and First Amendment to Lot Purchase Agreement – Ballenger Run – Large Single Family Dwelling, dated January 9, 2015;

(v) That certain Lot Purchase Agreement – Ballenger Run –Neo-Traditional Single Family Dwelling between the Company, as seller, and NVR, as purchaser, dated December 10, 2014, as amended by that certain Restatement and Reinstatement of and First Amendment to Lot Purchase Agreement – Ballenger Run – Neo-Traditional Single Family Dwelling, dated January 9, 2015; and

(vi) That certain Lot Purchase Agreement – Ballenger Run –Small Single Family Dwelling between the Company, as seller, and NVR, as purchaser, dated December 10, 2014, as amended by that certain Restatement and Reinstatement of and First Amendment to Lot Purchase Agreement – Ballenger Run – Small Single Family Dwelling, dated January 9, 2015.

“Officer” has the meaning set forth in Section 10 hereof.

“Partnership Minimum Gain” shall have the meaning set forth in Treasury Regulations Section 1.704-2(d) and any corresponding provision or provisions of succeeding Regulations. In accordance with Treasury Regulations Section 1.704-2(d), the amount of Partnership Minimum Gain is determined by first computing, for each nonrecourse liability of the Company, any gain the Company would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. A Member’s share of Partnership Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1).

“Partner Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Treasury Regulations Section 1.704-2(i). A Member’s share of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5).

“Permitted Transfer” means (1) a gift, bequest, sale or other transfer of an Interest or a part thereof to a member of the immediate family of a Member (defined for purposes of this Agreement as a Member’s spouse, descendants (either by birth or adoption prior to age twelve (12) and ancestors) or to an express trust for the benefit of one or more members of the immediate family of a Member or to the beneficiaries of any trust that is a Member; or (2) a gift, sale, or transfer of an Interest (or a part thereof) to an Affiliate.

“Permitted Transferee” means any Person who acquires an Interest in the Company in a Permitted Transfer as set forth in Section 22 hereof.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, partnership, limited partnership, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Project Financing” has the meaning set forth in Section 8(c) hereof.

“Project Financing Lender” has the meaning set forth in Section 8(c) hereof.

“Project Plan” has the meaning set forth in Section 8(a) hereof.

“Property” has the meaning set forth in Section 7(a) hereof.

“Purchase Agreement” has the meaning set forth in the Recitals hereof.

“Purchasing Member” has the meaning set forth in Section 11(d) hereof.

“Responding Member” has the meaning set forth in Section 11(b) hereof.

“Response Notice” has the meaning set forth in Section 11(c) hereof.

“Selling Member” has the meaning set forth in Section 11(d) hereof.

“Sell-out Price” has the meaning set forth in Section 11(b) hereof.

“Tax Matters Partner” has the meaning set forth in Section 26 hereof.

“Taxable Year” has the meaning set forth in Section 15 hereof.

“Treasury Regulations” means the Treasury regulations issued under the Code, as amended and as hereafter amended from time to time. Reference to any particular provision of the Treasury Regulations shall mean that provision of the Treasury regulations on the date hereof and any successor provision of the Treasury Regulations.

B.
Rules of Construction.

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement

.

SCHEDULE B

MEMBERS

Name	Mailing Address	Amount of Cash or Agreed Value of Property Contributed	Percentage Interest

SeD Ballenger, LLC	4800 Montgomery Lane, Suite 210, Bethesda MD, 20814	$12,697,568	83.55%
CNQC Maryland Development LLC	4800 Montgomery Lane Suite 210, Bethesda, MD 20814	$2,500,000	16.45%

 EXHIBIT A
PROPERTY DESCRIPTION

 EXHIBIT B
MANAGEMENT AGREEMENT

EXHIBIT C

DEVELOPMENT PLAN